UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 25, 2024

authID Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-40747	46-2069547
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1580 N. Logan St, Suite 660, Unit 51767, Denver, Colorado 80203

(Address of principal executive offices) (zip code)

516-274-8700

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock par value $0.0001 per share	AUID	The Nasdaq Stock Market, LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth Company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Agreements of Certain Officers

On March 25, 2024, Kunal Mehta was appointed as a member of the Board of Directors of authID Inc. (the “Company”). There is no understanding or arrangement between Mr. Mehta and any other person pursuant to which Mr. Mehta was selected as a director of the Company.  Mr. Mehta does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.  Mr. Mehta has not had direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000. The Company considers Mr. Mehta to be an independent director as such term is defined by Nasdaq Rule 5605(a) and, as a result, the Company now has a majority of independent directors on the Board and is in compliance with Nasdaq Rule 5605(b)(1).

On March 25, 2024, Mr. Mehta entered into a letter agreement with the Company pursuant to which he was appointed as a director of the Company in consideration of (a) an initial equity award of an option to purchase 12,500 shares of common stock (“Shares”), subject to annual vesting of one-third of the Shares over three years on the date of each Annual Meeting commencing with the 2025 Annual Meeting; (b) an initial equity award of an option to purchase 782 Shares, subject to monthly vesting of one-third of the Shares over three months following the date of appointment; (c) commencing following the Company’s 2024 Annual Meeting, assuming Mr. Mehta is re-elected to office, an annual equity award in such amount as is determined by the Board to be the annual award for each non-employee director, subject to vesting over twelve months; and (d) cash compensation of $2,000 per quarter (or $2,500 per quarter for committee chairs), payable quarterly in arrears. The Company is currently in a closed period for issuance of its securities to insiders and, as a result, the grants will be made and will be priced on the third trading day after the announcement of the Company’s results for the first quarter of 2024. The Company and Mr. Mehta have also entered into a standard form of directors’ indemnification agreement, pursuant to which the Company agrees to indemnify its directors to the fullest extent permitted by applicable law and subject to certain conditions to advance expenses in connection with proceedings as described in the indemnification agreement.

Mr. Mehta, age 55, has over 25 years of experience building value-creation programs for private equity firms and industry experience scaling global revenue operations, marketing, and sales programs for several of the biggest names in the technology space. Since 2022, he is an Expert Partner at Boston, Massachusetts-based Bain & Company, working with a number of Private Equity firms to accelerate Go To Market (GTM) value creation. Between Sept 2019 and March 2022, he built the Go To Market (GTM) Center of Excellence at Menlo Park, CA-based Technology Crossover Ventures (TCV). In these roles, he developed the GTM strategy that led to more efficient account targeting, demand generation, sales process, faster speed-to-market, significantly higher NPS scores, and the development of a podcast with some of the best operators in the software industry. From September 2018 to March 2019, Mr. Mehta worked at Druva, a private equity backed portfolio company as VP of Sales Strategy and Operations. Mr. Mehta was originally recruited from a Vista Equity company Infoblox (August 2016 to September 2018), where he led the implementation of several Vista operating processes, including interlocking with key Vista Execs and board members. Previously, as Director, Global Sales Enablement for VMware End-User Computing, Mr. Mehta implemented the business unit’s enablement platform from the ground up to a model program replicated across other VMware businesses. Earlier, as Director, Global Enablement for data integrity software company Informatica, Mr. Mehta turned around an inefficient sales accreditation process and developed scalable enablement programs and tools to address skills gaps and eliminate sales tool redundancies. Mr. Mehta began his management career at Hewlett-Packard, progressing through a series of solutions, marketing, and enablement roles with increasing responsibility. He created the first effective enablement model to support programs delivered to sales, presales, and partners and transformed the training content to focus on consultative sales over product functionality. Mr. Mehta earned his MBA in Management of Information Systems, BA in Economics from The George Washington University in Washington, DC, and MHS in Health Finance & Management from Johns Hopkins.

The foregoing information is a summary of each of the agreements involved in the transactions described above, is not complete, and is qualified in its entirety by reference to the full text of those agreements, each of which is attached an exhibit to this Current Report on Form 8-K.  Readers should review those agreements for a complete understanding of the terms and conditions associated with this transaction.

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1†	Letter Agreement between Kunal Mehta and authID Inc.
104	Cover Page Interactive Data File (embedded within the Inline XRBL document)

†	Certain personal information in this Exhibit has been omitted in accordance with Regulation S-K Item 601(a)(6).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

authID Inc.

Date: March 26, 2024	By:	/s/ Edward Sellitto
	Name:	Edward Sellitto
	Title:	Chief Financial Officer

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